Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)

CarParts.com, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, to be issued under the CarParts.com, Inc. 2026 Stock Incentive Plan	Other	654,112	$5.785(2)	$3,784,037.92(2)	0.0001381	$522.58
Total Offering Amounts					$3,784,037.92		$522.58
Total Fee Offsets							$0
Net Fee Due							$522.58

(1)
Pursuant to Rule 416(a), this registration statement covers, in addition to the number of shares of CarParts.com, Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this registration statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), any shares of Common Stock that become issuable under the CarParts.com, Inc. 2026 Stock Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on May 28, 2026, as quoted on The Nasdaq Capital Market.